                                                                    EXHIBIT 99.1

                            DEAN WITTER, DISCOVER & CO.
                             Consolidated Income Data
                         (in millions, except share data)
                               (unaudited, GAAP basis)

                                              Three Months                %
                                             Ended March 31,          Increase
                                           1997          1996        (Decrease)
                                        -----------   -----------    -----------
Merchant and cardmember fees         $        405.3   $     320.5          26%
Commissions                                   305.6         300.7           2%
Asset management and admin. fees              311.6         274.9          13%
Servicing fees                                208.6         200.3           4%
Principal transactions                        118.0         118.9          (1%)
Investment banking                             79.5          64.7          23%
Other                                          28.6          24.8          15%
                                        -----------   -----------
  Total non-interest revenues               1,457.2       1,304.8          12%
                                        -----------   -----------

Interest revenue                              986.5         861.4          15%
Interest expense                              414.9         390.7           6%
                                        -----------   -----------
  Net interest income                         571.6         470.7          21%
Provision for losses on receivables           378.4         228.0          66%
                                        -----------   -----------
  Net credit income                           193.2         242.7         (20%)
                                        -----------   -----------
  Net operating revenues                    1,650.4       1,547.5           7%
                                        -----------   -----------

Employee compensation and benefits            616.3         570.3           8%
Marketing and business development            186.7         191.9          (3%)
Info. processing and communications           192.5         182.1           6%
Facilities and equipment                       64.0          61.2           5%
Other                                         136.4         141.6          (4%)
                                        -----------   -----------
  Total non-interest expenses               1,195.9       1,147.1           4%
                                        -----------   -----------

Income before income taxes                    454.5         400.4          14%
Income tax expense                            178.2         154.6          15%
                                        -----------   -----------

Net income                           $        276.3   $     245.8          12%
                                        ===========   ===========
Primary net income per share (1)     $         0.81          0.71          14%
Primary avg common shares o/s(1)        339,369,778   348,279,692
Fully diluted net income per share(1)$         0.81          0.70          16%
Fully diluted avg common shares o/s(1)  339,380,448   349,628,396
Oper exp as a % of net oper revenues           72.5%         74.1%
Effective tax rate                             39.2%         38.6%
(1) All share and per share data have been restated for the two-for-one common stock split.



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